                                                                    EXHIBIT 11.1


                                INTERCARDIA, INC.

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE






                                                                              Year Ended September 30
                                                             ----------------------------------------------------------
                                                                   1997                1996                1995
                                                                   ----                ----                ----

Net income (loss) per Consolidated Statements of
  Operations                                                 $ (10,078,741)     $ 1,182,865         $ (2,524,912)
                                                               ============       =========           ===========

Calculation of weighted average
     number of common shares and common share
     equivalents:
         Common Stock                                             6,750,611       5,637,070             3,500,000
         Series A Preferred Stock
                                                                         --         234,045(1)            692,621(1)
         Stock options and warrants                                 191,193         169,910(2)            681,826(2)
                                                                ------------    ---------------     ------------------
                                                                  6,941,804       6,041,025             4,874,447
                                                                =============   ===============     ==================
Net income (loss) per common share                           $        (1.45)     $     0.20         $       (0.52)
                                                                =============   ================    ===================


(1) All of the Series A Preferred shares were issued within one year of the initial filing date of Intercardia's initial public offering and are therefore treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D.

(2) Includes stock options and warrants granted within one year of the initial filing date of Intercardia's initial public offering, which are treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D. The amount is net of 60,882 shares that would be repurchased under the treasury stock method.